                                                                    EXHIBIT 12.1

                      Ratio of Earnings to Fixed Charges

                                                      Pro      Nine Months Ended     Pro
                        Year Ended December 31,      Forma        September 30,     Forma
                          1993     1994     1995      1995       1995     1996       1996
                        -------------------------    ------    -----------------    ------
Rental expense            2,816    4,072    5,951     7,845     4,307      6,004     6,312
Fixed charge factor          25%      25%      25%       25%       25%        25%       25%
                        -------   ------   ------    ------    ------     ------    ------
                            704    1,018    1,488     1,961     1,077      1,501     1,578
Interest expense          1,710    1,869    3,015     5,710     2,587      1,552     4,282
                        -------   ------   ------    ------    ------     ------    ------
Total fixed charges(A)    2,414    2,887    4,503     7,671     3,664      3,053     5,860
                        =======   ======   ======    ======    ======     ======    ======

EBIT                    (19,425)      77    7,559    10,322     6,529     13,927    11,439
Fixed Charges             2,414    2,887    4,503     7,671     3,664      3,053     5,860
                        -------   ------   ------    ------    ------     ------    ------
     Total(B)           (17,011)   2,964   12,062    17,993    10,193     16,980    17,299
                        =======   ======   ======    ======    ======     ======    ======

(B)/(A)                    (7.0)     1.0      2.7       2.3       2.8        5.6       3.0
                        =======   ======   ======    ======    ======     ======    ======